Exhibit 99.1

Investor/Media Contacts:

Robert J. Cierzan, Vice President, Finance

Sylvia J. Castle, Investor Relations

(858) 513-1801

ALDILA ANNOUNCES SIGNING A PROPOSAL TO SELL

CARBON FIBER TECHNOLOGY, LLC JOINT VENTURE ASSETS

                Poway, CA, February 11, 2004 – Aldila, Inc. (NASDAQ:ALDA) announced today that Carbon Fiber Technology LLC (“CFT”), a joint venture limited liability company owned by it and its joint venture partner, has entered into a non-binding letter of intent to sell selected assets, including property, plant, equipment, and know-how to the independent third party with which a previously announced non-binding letter of interest was signed in September 2003. If the transaction is consummated, Aldila and its joint venture partner would share equally in the net proceeds of the sale by CFT. The letter of intent also contemplates Aldila and its joint venture partner purchasing a fixed amount of fiber from the purchaser during the twelve-month period following the closing. The proposed transaction is subject to various conditions, including the completion of purchaser’s due diligence and negotiation and execution of definitive agreements. Although the letter of intent is generally non-binding, Aldila, its joint venture partner and CFT would be precluded from negotiating with any other proposed purchaser before March 31, 2004. Aldila anticipates the value of its investment in CFT is impaired in the range of $2.1 million to $2.5 million as a result of the valuation contemplated by the letter of intent.

This press release contains forward-looking statements based on our expectations as of the date of this press release. These statements necessarily reflect assumptions that we make in evaluating our expectations as to the future. They are also necessarily subject to risks and uncertainties. Our actual future performance and results could differ from that contained in or suggested by these forward-looking statements as a result of a variety of factors. Our filings with the Securities & Exchange Commission present a detailed discussion of the principal risks and uncertainties related to our future operations, in particular under “Business Risks” in Part I, Item 1, of our Annual Report on Form 10-K for the year ended December 31, 2002, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part I, Item 7, of the Form 10-K. The forward-looking statements in this press release are particularly subject to the risk that:

•                  The parties will not be able to negotiate definitive binding agreements acceptable to all parties.

Aldila is a leader among manufacturers of high performance graphite golf shafts used in clubs assembled and marketed throughout the world by major golf club companies, component distributors and custom clubmakers. Aldila also manufactures graphite hockey sticks and blades and provides the assembly operations, and composite prepreg material for its golf shaft business and external sales.

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